Exhibit 10.3

STOCK AND WARRANT PURCHASE AGREEMENT

among

SATCON TECHNOLOGY CORPORATION

and

THE PURCHASERS NAMED HEREIN

Dated: November 8, 2007

i

EXHIBITS

A	Schedule of Purchasers
B	Voting Agreement
C	Form of By-laws
D-l	Certificate of Incorporation
D-2	Form of Certificate of Amendment
E	Form of Certificate of Designation
F	Form of Registration Rights Agreement
G	Form of Indemnification Agreement
H	Form of Greenberg Traurig, LLP Opinion
I	Company Disclosure Schedule
J	Form of First Tranche Warrant
K	Form of Second Tranche Warrant
L	Form of Additional Warrant

SCHEDULES

STOCK AND WARRANT PURCHASE AGREEMENT

This STOCK AND WARRANT PURCHASE AGREEMENT, dated November 8, 2007 (this “Agreement”), by and among SatCon Technology Corporation, a Delaware corporation (the “Company”) and each other Person (as defined below) listed on the Schedule of Purchasers attached hereto as Exhibit A (the “Purchasers”).

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to each of the Purchasers in two Closings (as defined below): (i) the aggregate number of shares, par value $0.01 per share, of Series C Convertible Preferred Stock of the Company (the “Preferred Stock”) initially convertible into the aggregate number of shares of Common Stock (the “Underlying Preferred Shares”), each as set forth on Exhibit A and (ii) the Warrants, initially exercisable for the aggregate number of shares of Common Stock set forth on Exhibit A (such transaction, the “Financing”).

WHEREAS, upon the terms and conditions set forth in this Agreement, in the event of an Additional Warrant Triggering Event (as defined below), the Company shall issue Additional Warrants (as defined below) to each of the Purchasers.

WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of the Purchasers to enter into this Agreement, certain stockholders of the Company are entering into the Voting Agreement with the Company, attached hereto as Exhibit B (the “Voting Agreement”).

WHEREAS, as a condition to the issuance and sale of (i) the Purchased Shares and the Second Tranche Warrants in the Second Tranche Closing and (ii) any Additional Warrants, the Company shall be required to obtain approval by the Company’s stockholders of the Stockholder Approval Resolutions (as such terms are defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Additional Stockholder Approval” has the meaning set forth in Section 9.3 of this Agreement.

“Additional Stockholders Meeting” has the meaning set forth in Section 9.3 of this Agreement.

“Additional Warrant(s)” means the warrants to purchase shares of Common Stock in the form attached hereto as Exhibit L.

“Additional Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of the Additional Warrants.

“Additional Warrant Triggering Event” has the meaning set forth in Section 8.8 of this Agreement.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall a Purchaser be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement or the other Transaction Documents. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Alternative Transaction” has the meaning set forth in Section 10.3 of this Agreement.

“Alternative Transaction Fee” has the meaning set forth in Section 10.3 of this Agreement.

“Alternative Transaction Securities” has the meaning set forth in Section 10.3 of this Agreement.

“Assets” has the meaning set forth in Section 3.17 of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“By-laws” means the By-laws of the Company, and all amendments thereto, in effect on the applicable Closing Date substantially in the form attached hereto as Exhibit C, as the same may be amended from time to time.

“Certificate of Amendment” means the Form of Certificate of Amendment attached hereto as Exhibit D-2.

“Certificate of Designation” means the Certificate of Designation with respect to the Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the First Tranche Closing Date substantially in the form attached hereto as Exhibit E.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company and all certificates of amendment and certificates of designation thereto, as amended by the Certificate of Amendment, in effect on the First Tranche Closing Date substantially in the form attached hereto as Exhibit D-l, as the same may be amended from time to time.

“Claims” has the meaning set forth in Section 3.5 of this Agreement.

“Closing” has the meaning set forth in Article II of this Agreement.

 “Closing Date” has the meaning set forth in Article II of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commonly Controlled Entity” means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m) or (o).

 “Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable into or for shares of Common Stock, including, without limitation, the Purchased Shares, the Warrants and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchasers on the date hereof and attached hereto as Exhibit I.

“Company Intellectual Property” means all Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries.

“Condition of the Company” means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Copyrights” means any foreign or United States copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and any non-registered copyrights.

“D&O Policies” has the meaning set forth in Section 3.21 of this Agreement.

“Environmental Laws” are any Requirement of Law or any agreement with Governmental Authorities which prohibits, regulates or controls any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, all as amended at any time.

“Equity Plans” has the meaning set forth in Section 3.16 of this Agreement.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Notes” means the indebtedness pursuant to that certain Securities Purchase Agreement, dated as of July 19, 2006, by and among the Company and each of the purchasers identified on the signature pages thereto.

“Financial Statements” means, with respect to any accounting period for any Person, statements of income and of cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“First Tranche Closing” has the meaning set forth in Article II of this Agreement.

“First Tranche Closing Date” has the meaning set forth in Article II of this Agreement.

“First Tranche Warrant(s)” means the warrants to purchase shares of Common Stock in the form attached hereto as Exhibit J.

“GAAP” means generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Government Bid(s)” means any written quotations, bids or proposals that, if accepted, would bind the Company or its Subsidiaries to perform the resultant Government Contract

“Government Contract(s)” means any prime contract, subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or other mutually binding legal agreement between the Company and (i) any Governmental Authority, (ii) any prime contractor of any Governmental Authority, or (iii) any subcontractor of any Governmental Authority; provided that a task order, purchase order or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Material” means any material, chemical, emission or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

“Indebtedness” means (a) all obligations for borrowed money (including all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid), (b) all obligations, including Contingent Obligations, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptance issued for the account of the Company, any Subsidiary or any Owned Entity, (c) all capitalized lease obligations, (d) all purchase money indebtedness, (e) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business) and Indebtedness secured by a Lien on property owned or being purchased (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by the Company, any Subsidiary or any Owned Entity or is limited in recourse and (f) all obligations in respect of, and obligations (continent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness of another Person of the type described in clauses (a), (b), (c), (d) or (e) above.

“Indemnified Party” has the meaning set forth in Section 7.1 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.1 of this Agreement.

“Independent Designee” has the meaning set forth in Section 8.3 of this Agreement.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all of the following and all rights associated with the following, worldwide: (a) Copyrights, (b) Patents, (c) Trademarks, (d) Trade Secret rights and all other rights in or to confidential business or technical information, (e) all rights in Internet Assets, and (f) all proprietary rights that are analogous or similar to any of the foregoing.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“IP Licenses” has the meaning set forth in Section 3.19 of this Agreement.

“Knowledge” means the knowledge of the directors, officers and other managers of the Company or any Subsidiary after due inquiry.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, ordinance, constitution, principle of common law or treaty.

“Leased Real Property” has the meaning set forth in Section 3.9 of this Agreement.

“Lease Agreements” has the meaning set forth in Section 3.9 of this Agreement.

“Liabilities” has the meaning set forth in Section 3.18 of this Agreement.

“Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, whether now or hereafter owned, operated or leased, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

“Losses” has the meaning set forth in Section 7.1 of this Agreement.

“Majority in Interest” means the Persons holding at least 50% of the then-outstanding Underlying Shares.

“Make-up Purchase” has the meaning set forth in Section 9.1 of this Agreement.

“Minimum Ownership Percentage” means (i) prior to the Second Tranche Closing, beneficial ownership in the aggregate of twenty-five percent (25%) of the total number of Underlying Preferred Shares and Warrant Shares owned by a Purchaser as of the First Tranche Closing Date and (ii) after the Second Tranche Closing, beneficial ownership in the aggregate of twenty-five percent (25%) of the total number of Underlying Preferred Shares and Warrant Shares owned by a Purchaser as of the Second Tranche Closing Date.

“Nasdaq Stock Market” means The Nasdaq Stock Market, Inc.

“Nasdaq Capital Market” has the meaning set forth in Section 3.6(b) of this Agreement.

“Nasdaq Letter” has the meaning set forth in Section 9.3 of this Agreement.

“New Securities” has the meaning set forth in Section 9.5 of this Agreement.

“NGP” means NGP Energy Technology Partners, L.P.

“NGP Designee” has the meaning set forth in Section 8.3 of this Agreement.

“NGP Observer” has the meaning set forth in Section 8.3(h) of this Agreement.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of October 19, 2007, by and among the Company and the Purchasers.

“Observer(s)” has the meaning set forth in Section 8.3(h) of this Agreement.

“Options” has the meaning set forth in Section 3.7(a) of this Agreement.

“Orders” has the meaning set forth in Section 3.2 of this Agreement.

“Outside Date” means February 19, 2008, or such later date agreed to in writing by the Company, RockPort and NGP.

“Outstanding Warrants” means the warrants to purchase capital stock of the Company that are outstanding as of the date of this Agreement.

“Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions, reissues or interferences thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Payment Date” has the meaning set forth in Section 10.3 of this Agreement.

“Percentage of Ownership” has the meaning set forth in Section 9.5 of this Agreement.

“Permits” has the meaning set forth in Section 3.6 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means each “employee benefit plan” within the meaning of section 3(3) of ERISA and all other plans, arrangements, policies, programs, agreements or other commitments providing for retirement, employee benefits, compensation, incentive compensation or fringe benefits, including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or could have any direct or indirect, actual or contingent liability.

“Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Private Placement Warrants” means the Warrant A’s issued in connection with the sale of the Existing Notes and the Warrant C’s issued in connection with that certain Amendment and Exercise Agreement by and among the Company and the Investors (as defined therein), dated July 17, 2007.

“Proxy Statement” has the meaning set forth in Section 3.10(b) of this Agreement.

“Publicly Available Software” has the meaning set forth on Section 3.19(n) of this Agreement.

“Purchase Notice” has the meaning set forth in Section 9.2 of this Agreement.

“Purchased Shares” has the meaning set forth in Section 2.1 of this Agreement.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

“Requirement of Law” means, as to any Person, any law (including common law), statute, treaty, rule, regulation, code, directive, ordinance, order, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980B of the Code, commonly referred to as “COBRA”).

“RockPort” means RockPort Capital Partners II, L.P.

“RockPort Designee” has the meaning set forth in Section 8.3 of this Agreement.

“RockPort Observer” has the meaning set forth in Section 8.3(h) of this Agreement.

“RoHS Directive” has the meaning set forth in Section 3.22 of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“SEC Documents” has the meaning set forth in Section 3.10(a) of this Agreement.

“Second Tranche Closing” has the meaning set forth in Article II of this Agreement.

“Second Tranche Closing Date” has the meaning set forth in Article II of this Agreement.

“Second Tranche Warrant(s)” means the warrants to purchase shares of Common Stock in the form attached hereto as Exhibit K.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Search Committee” has the meaning set forth in Section 8.3(g) of this Agreement.

“Shrink-Wrap Code” means generally commercially available binary code where available for an aggregate cost of not more than U.S. $20,000.

“Source Code” has the meaning set forth in Section 3.19(o) of this Agreement.

“Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

“Stockholder Approval” has the meaning set forth in Section 8.2 of this Agreement.

“Stockholder Approval Resolutions” has the meaning set forth in Section 8.2 of this Agreement.

“Stockholders Meeting” has the meaning set forth in Section 8.2 of this Agreement.

“Stock Option Plans” means, collectively, the Company’s 1992 Stock Option Plan, 1994 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and 2005 Incentive Compensation Plan.

“Subsequent Offering” has the meaning set forth in Section 9.1 of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting Equity Securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

“Tax Return” has the meaning set forth in Section 3.11 of this Agreement.

“Technology” means all tangible embodiments of technology, including without limitation the following items or things, in any format: (a) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (b) inventions

(whether or not patentable), discoveries and improvements, (c) proprietary and confidential information, Trade Secrets and know how, (d) databases, data compilations and collections and technical data, (e)  methods and processes, and (f) devices, prototypes, designs and schematics.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, all registrations and applications for registration thereof and all goodwill related thereto.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted (an “Eligible Market”), or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading ceases to occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

“Transaction Documents” means, collectively, this Agreement, the Warrants, the Additional Warrants, the Voting Agreement and the Registration Rights Agreement.

“Transaction Expenses” has the meaning set forth in Section 11.12 of this Agreement.

“Two-Thirds Interest” means the Persons holding at least 66.7% of the shares of Common Stock issued or issuable upon conversion of the Purchased Shares, or if the Purchased Shares have not yet been issued by the Company, the Purchasers committing to purchase at least 66.7% of the Purchased Shares, as set forth on Exhibit A hereto.

“Underlying Preferred Shares” has the meaning set forth in the recitals to this Agreement.

“Underlying Shares” means the Underlying Preferred Shares, the Warrant Shares and the Additional Warrant Shares.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.

“Warrant(s)” means the First Tranche Warrants and the Second Tranche Warrants.

“Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of the Warrants.

“WEEE Directive” has the meaning set forth in Section 3.22 of this Agreement.

ARTICLE II

PURCHASE AND SALE OF PREFERRED STOCK AND WARRANTS

2.1           First Tranche.

(a)           Purchase and Sale of Preferred Stock and First Tranche Warrants. Subject to the terms and conditions set forth herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, at the First Tranche Closing (as defined below), the aggregate number of shares of Preferred Stock and the First Tranche Warrants with an aggregate purchase price set forth opposite such Purchaser’s name on Exhibit A attached hereto under the heading “First Tranche Closing.”  The shares of Preferred Stock being issued and sold pursuant to this Agreement in the First Tranche Closing and the Second Tranche Closing (as defined below) shall be referred to herein as “Purchased Shares.”

(b)           Certificate of Designation.  The Purchased Shares being issued and sold in the First Tranche Closing shall have the preferences and rights set forth in the Certificate of Designation.

(c)           First Tranche Closing.  Unless this Agreement shall have terminated pursuant to Article X, and subject to the satisfaction or waiver of the conditions set forth in Section 5.1 and Article VI, the initial closing of the sale and purchase of the Purchased Shares and the First Tranche Warrants (the “First Tranche Closing”) shall take place at the Boston, Massachusetts offices of Greenberg Traurig, LLP, at 10:00 a.m., local time, on the Business Day following the date upon which the conditions set forth in Section 5.1 and Article VI shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Company and the Purchasers may agree in writing (the “First Tranche Closing Date”). On the First Tranche Closing Date, the Company (i) shall deliver to each of the Purchasers a certificate or certificates with respect to the Purchased Shares and an instrument or instruments with respect to the First Tranche Warrants, in definitive form and registered in the name of each such Purchaser, representing its Purchased Shares and First Tranche Warrants issued and sold at the First Tranche Closing against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds and (ii) shall pay all Transaction Expenses owed to the Purchasers.

(d)           No Change of Control. Notwithstanding anything to the contrary set forth herein, no Purchaser shall be entitled to purchase Purchased Shares and First Tranche Warrants at the First Tranche Closing to the extent (and only to the extent) that such securities would cause such Purchaser, individually or together with any other persons whose beneficial ownership of Common Stock would be aggregated with such Purchaser for purposes of Section 13(d) of the Exchange Act, to beneficially own in excess of 19.99% of the total number of issued and outstanding shares of Common Stock immediately after giving effect to the First Tranche Closing (including for such purpose the shares of Common Stock issued or issuable upon conversion of the Purchased Shares and exercise of the First Tranche Warrants). If, as a result, of the preceding sentence, the number of

Purchased Shares and First Tranche Warrants to be purchased by a Purchaser at the First Tranche Closing must be reduced, appropriate adjustments shall be made to the purchase price to be paid by such Purchaser at the First Tranche Closing. For the purposes of this Section 2.1(d), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (assuming, for this purpose, that the First Tranche Warrants are immediately exercisable, notwithstanding the fact that such First Tranche Warrants are not exercisable until six months following the First Tranche Closing Date).

2.2           Second Tranche.

(a)           Purchase and Sale of Preferred Stock and Second Tranche Warrants. Subject to the terms and conditions set forth herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, at the Second Tranche Closing, the aggregate number of shares of Preferred Stock and the Second Tranche Warrants with an aggregate purchase price set forth opposite such Purchaser’s name on Exhibit A attached hereto under the heading “Second Tranche Closing.”

(b)           Certificate of Designation.  The Purchased Shares being issued and sold in the Second Tranche Closing shall have the preferences and rights set forth in the Certificate of Designation.

(c)           Second Tranche Closing.  Unless this Agreement shall have terminated pursuant to Article X, and subject to the satisfaction or waiver of the conditions set forth in Section 5.2 and Article VI, the second closing of the sale and purchase of the Purchased Shares and the Second Tranche Warrants (the “Second Tranche Closing”) shall take place at the Boston, Massachusetts offices of Greenberg Traurig, LLP, at 10:00 a.m., local time, on the Business Day following the date upon which the conditions set forth in Section 5.2 and Article VI shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Company and the Purchasers may agree in writing, but in any event not on a date that is later than the Outside Date (the “Second Tranche Closing Date”). On the Second Tranche Closing Date, the Company (i) shall deliver to each of the Purchasers a certificate or certificates with respect to the Purchased Shares and an instrument or instruments with respect to the Second Tranche Warrants, in definitive form and registered in the name of each such Purchaser, representing its Purchased Shares and Second Tranche Warrants issued and sold at the Second Tranche Closing against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by (x) first, by cancellation of all indebtedness evidenced by any notes issued to the Purchasers pursuant to the Note Purchase Agreement and (y) second, by wire transfer of immediately available funds for the remainder of the purchase price, if any, and (ii) shall pay all Transaction Expenses owed to the Purchasers.

(d)           Definitions. The First Tranche Closing and the Second Tranche Closing shall each be referred to herein as a “Closing” and the First Tranche Closing Date and the Second Tranche Closing Date shall each be referred to herein as a “Closing Date.”

2.3           Use of Proceeds.  The Company shall use the proceeds from the sale to the Purchasers of the Purchased Shares and the Warrants to fund the Company’s working capital, to repurchase any Private Placement Warrants that are put to the Company pursuant to Section 9(d)(iii) of such Private Placement Warrants and for general corporate purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the Purchasers as of the date hereof and as of the applicable Closing Date as follows and acknowledges and confirms that each of the Purchasers are relying upon the foregoing representations and warranties in connection with the purchase by the Purchasers of the Purchased Shares and the Warrants (references to the “Company” in this Article III shall refer, whenever not inappropriate by reference to the context, to the Company, its Subsidiaries, its parent entities and its predecessor entities, if any):

3.1           Corporate Existence and Power.  The Company and each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own, operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Condition of the Company or any Subsidiary. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. Set forth on Section 3.1 of the Company Disclosure Schedule is a list of all of the Subsidiaries, the jurisdiction in which it is incorporated or organized and the jurisdictions in which it is qualified to do business.

3.2           Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, including the issuance and sale of the Purchased Shares, the Warrants, the Additional Warrants and the issuance of the Underlying Shares, (a) have been duly authorized by all necessary corporate action of the Company, including all actions, consents and approvals required by the Company’s Board of Directors and stockholders, other than Stockholder Approval; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws or the organizational documents of any Subsidiary; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any Subsidiary or any Requirement of Law applicable to the Company or any Subsidiary; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or any Subsidiary. The Board of Directors, at a meeting duly called and held, has

(i) determined that this Agreement, the other Transaction Documents the issuance and sale of the Purchased Shares, the Warrants, the Additional Warrants and the issuance of the Underlying Shares and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with all applicable Requirements of Law, (iii) approved and adopted the Certificate of Designation and the Certificate of Amendment and (iv) resolved to recommend that its stockholders approve the issuance and sale of the Purchased Shares, the Warrants and the Additional Warrants, and approve each of the other specified Stockholder Approval Resolutions.

3.3           Governmental Authorization; Third Party Consents.  Other than Stockholder Approval or except as set forth on Section 3.3 of the Company Disclosure Schedule, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares, the Warrants and the Additional Warrants) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

3.4           Binding Effect.  This Agreement has been, and as of the applicable Closing Date each of the other Transaction Documents will have been, duly executed and delivered by the Company, and this Agreement constitutes, and as of the applicable Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5           Litigation.  There are no actions, suits, proceedings, claims (including, without limitation, claims involving the prior employment of any of the Company’s or any Subsidiary’s employees, their use in connection with the Company’s or any Subsidiary’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers), complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any Subsidiary, nor is the Company aware that there is any basis for any of the foregoing. No Order has been issued by any court or other Governmental Authority against the Company or any Subsidiary purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

3.6           Compliance with Laws.

(a)           The Company and each Subsidiary is in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company or any Subsidiary. To the Company’s Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company or any Subsidiary from, or otherwise materially adversely effect the Company or any Subsidiary in, conducting its business in any jurisdiction in which it now conducts or proposes to conduct its business.

(b)           The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and is listed on The Nasdaq Capital Market (the “Nasdaq Capital Market”), and neither the Company nor any Subsidiary has taken any action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Capital Market. Subject to obtaining Stockholder Approval, the Company has complied with all requirements of the Nasdaq Stock Market with respect to the issuance of the Purchased Shares, the Warrants, the Additional Warrants and any Underlying Shares. Neither the Company nor any Subsidiary has taken any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares, the Warrants, the Additional Warrants or any Underlying Shares.

(c)           (i) The Company and each Subsidiary has all material licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company and its Subsidiaries; (ii) such Permits are in full force and effect; and (iii) no material violations are or have been recorded in respect of any Permit.

3.7           Capitalization.

(a)           (a)           As of the date hereof, the authorized capital stock of the Company shall consist of (i) 100,000,000 shares of Common Stock, 49,786,024 shares of which are issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, (A) 1,600 shares of which are designated as Series B Convertible Preferred Stock, 340 shares of which are issued and outstanding (and convertible into 890,053 shares of Common Stock) and (B) 998,400 of which are undesignated “blank check” preferred stock. As of the date of this Agreement, the aggregate number of shares of restricted stock and options to purchase shares of Common Stock which may be issued under the Stock Option Plans is 7,515,656, of which 4,878,329 are outstanding as of the date hereof (the “Options”) and 3,999,545 of which outstanding Options have vested as of the date hereof, and the aggregate number of shares of Common Stock that may be issued under the Company’s 401(k) Plan is 1,012,100. As of the date hereof, the Company has issued and outstanding warrants to purchase an aggregate of 9,279,127 shares of Common Stock.

(b)           Excluding the Purchased Shares, the Warrants, the Additional Warrants and the Underlying Shares, the number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Section 3.7(b)

of the Company Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as a result of the purchase and sale of the Purchased Shares and the Warrants and except as disclosed in Section 3.7(b) and 3.7(c) of the Company Disclosure Schedule, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the issuance and sale of the Purchased Shares, the Warrants, and the Additional Warrants and the issuance of the Underlying Shares upon exercise or conversion thereof will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, no anti-dilution rights of any capital stock or other securities issued by the Company shall be triggered as a result of the transactions contemplated hereby. To the Knowledge of the Company, except as specifically disclosed in Section 3.7(b) of the Company Disclosure Schedule, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(c)           Set forth in Section 3.7(c) of the Company Disclosure Schedule is a complete and accurate list of all securities of the Company that are entitled to preemptive, registration or similar rights accompanied by a description of such rights. No Person has any right of (i) first refusal, preemptive right, right of participation, or any similar right to participate in the issuance and sale of the Purchased Shares, Warrants and the Additional Warrants and the issuance of the Underlying Shares upon exercise or conversion thereof in the transactions contemplated by the Transaction Documents or (ii) registration with respect to the registration of the Underlying Shares under the Securities Act.

(d)           The Purchased Shares, the Warrants, the Additional Warrants and the Underlying Shares are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state, provincial, and foreign securities laws and will be free and clear of all other Liens, other than any Liens created by the Purchasers. Upon the First Tranche Closing, each Purchased Share shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation. The Underlying Preferred Shares issuable upon conversion of the Purchased Shares, the Warrant Shares issuable upon exercise of the Warrants, and the Additional Warrant Shares issuable upon exercise of the Additional Warrants have been duly reserved for issuance upon conversion or exercise thereof and, when issued in compliance with the provisions of the Certificate of Designation, the Warrants and

the Additional Warrants, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all other Liens, other than any Liens created by the Purchasers. All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state, provincial, and foreign securities laws.

(e)           Section 3.7(e) of the Company Disclosure Schedule sets forth a true and complete list of (x) each of the Subsidiaries of the Company and (y) the aggregate number of authorized shares of capital stock of such Subsidiary. The Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state, provincial, and foreign securities laws. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest.

3.8           No Default or Breach; Contractual Obligations; Restrictions on Business.

(a)           Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received notice of a default and is not in material default under, or with respect to, any Contractual Obligation filed as an exhibit to or described in the SEC Documents or which is otherwise material to the Condition of the Company, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. All of such Contractual Obligations are valid, subsisting, in full force and effect and binding upon the Company or such Subsidiary and the other parties thereto, and the Company or such Subsidiary has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder. To the Knowledge of the Company, no other party to any such Contractual Obligation is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by such other party thereunder. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of the Company or any of its Subsidiaries, (B) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, or (C) the conduct of business by the Company or any of its Subsidiaries, or (ii) otherwise limiting the freedom of the Company or any of its Subsidiaries, to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any Subsidiary is, restricted from selling, licensing, manufacturing or otherwise distributing any of its Company Intellectual Property or Company or Subsidiary products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(b)           Section 3.8(b) of the Company Disclosure Schedule identifies (i) each Contractual Obligation which involves prospective fixed and/or contingent payments or expenditures by the Company or its Subsidiaries of more than $250,000, and (ii) each Contractual Obligation that is material to the Condition of the Company other than those filed as an exhibit to or described in the SEC Documents.

3.9           Title to Properties.  The Company has provided Purchasers true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to property leases or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property to which the Company or any of its Subsidiaries is bound, other than those identified in the Lease Agreements. All such Lease Agreements are valid,  in full force and effect, enforceable in accordance with their terms, and (x) with respect to the Company and its Subsidiaries under any of such leases, no rentals are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) and (y) to the Knowledge of the Company, with respect to any other Person under any of such leases, no rentals are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries could be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. Neither the Company nor or any of its Subsidiaries have received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company and its Subsidiaries.

3.10         SEC Documents; Proxy Statement; Financial Statements.

(a)           Since August 1, 2004, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The proxy or information statement of the Company to be filed with the SEC in connection with the transactions contemplated herein (the “Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form with the applicable requirements of the Exchange Act.  At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on the matter as described in Section 8.2, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           As of their respective dates, the Financial Statements of the Company and its Subsidiaries included in the SEC Documents complied as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements of the Company have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.11         Taxes.  The Company and each Subsidiary has timely paid all Taxes which have come due and are required to be paid by it, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company or any Subsidiary in good faith for which adequate reserves have been made in accordance with GAAP.  The Company and each Subsidiary have timely paid or withheld with respect to their employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal, state and provincial income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld.  The Company and each Subsidiary has timely filed or caused to be filed all Tax returns, reports, forms and other such documents (“Tax Returns”) that it is required to file (including all applicable extensions), and all such Tax Returns are accurate and complete in all material respects.  With respect to all Tax Returns of the Company and each Subsidiary, (i) there is no unassessed Tax deficiency proposed or, to the Knowledge of the Company, threatened against the Company or any Subsidiary and (ii) no audit is in progress with respect to any Tax Return, no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.  No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.  All provisions for Tax liabilities of the Company and its Subsidiaries with respect to the Company’s Financial Statements have been made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company and its Subsidiaries attributable to periods prior to or ending on the applicable Closing Date have been adequately provided for on the Company’s Financial Statements, and neither the Company nor any Subsidiary has incurred any liability for Taxes since the date of the Company’s most recent Financial Statements prior to the date hereof other than in the ordinary course of business.  There are no Liens for Taxes on the assets of the Company or any Subsidiary.  The Company is not a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code and the regulations promulgated thereunder.  Neither the Company nor any Subsidiary has (I) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (II) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any Subsidiary owe any amount under any such agreement, or (III) any liability for the Taxes of any person, including under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.  Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any Subsidiary has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).  None of the indebtedness of the Company or any Subsidiary constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code or (iii) a “disqualified debt instrument” under Section 163(l) of the Code.

3.12         No Material Adverse Change; Ordinary Course of Business.  Since December 31, 2006, there has not been any material adverse change in the Condition of the Company or any Subsidiary and no event has occurred or circumstance exists which may result in such a material adverse change, except to the extent any such change results from or is attributable to changes in general economic or political conditions or changes affecting the industry generally in which the Company or any Subsidiary operates (provided that such changes do not affect the Company or any Subsidiary in a disproportionate manner).  Except as set forth in the SEC Documents filed prior to the date hereof or as set forth on Section 3.12 of the Company Disclosure Schedule, since December 31, 2006, neither the Company nor any Subsidiary has (a) participated in any transaction material to the Condition of the Company or any Subsidiary or otherwise acted outside the ordinary course of business, (b) increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (c) created or assumed any Lien on a material asset of the Company or any Subsidiary, (d) entered into any material Contractual Obligation, other than in the ordinary course of business, (e) sold, assigned or transferred any Intellectual Property Rights of the Company or any Subsidiary or (f) entered into any agreement or commitment to do any of the foregoing.  Since December 31, 2006, there has not occurred a material change in the Company’s or any Subsidiary’s accounting principles or practice except as required by reason of a change in GAAP.

3.13         Investment Company.  The Company is not and is not controlled by or affiliated with an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.14         Private Offering.  No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer, sale or issuance of the Purchased Shares or the Warrants.  Provided that the representations of the Purchasers set forth in Article IV of this Agreement are true, correct and complete, no registration of the Purchased Shares, the Warrants or the Additional Warrants, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Purchased Shares, the Warrants or the Additional Warrants.  The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares, the Warrants or the Additional Warrants or any other securities of the Company so as to require the registration of the Purchased Shares, the Warrants, the Additional Warrants or the Underlying Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws.

3.15         Employment Matters; Labor Relations.

(a)           The Company and its Subsidiaries are in compliance, in all material respects, with all Laws concerning employment, including Laws relating to worker classification, wages and hours, tax withholding, prohibited discrimination, equal employment, fair employment practices, safety and health, meal and rest periods, and immigration status, and neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of:  (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.  Except as set forth in Section 3.15 of the Company Disclosure Schedule, the services provided by each of the Company’s and its Subsidiaries’ employees is terminable at the will of the Company and its Subsidiaries and any such termination would result in no severance or separation pay obligations.  There are no pending, threatened, or reasonably anticipated actions, suits, charges, claims (including workers’ compensation claims), audits, investigations or administrative matters pending against the Company or its Subsidiaries relating to any of its respective employees or independent contractors.  Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.  Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar Law, and no terminations prior to each Closing would trigger any notice or other obligations under the WARN Act or similar Law.

(b)           (i) Neither the Company nor any Subsidiary has engaged in any unfair labor practices; (ii) there is (A) no grievance, complaint, or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, and (B) no strike, labor dispute, slowdown, concerted refusal to work overtime or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or contract and no collective bargaining agreement or similar agreement is being negotiated by the Company or its Subsidiaries; (iv) there is no union representation question existing with respect to the employees of the Company or any Subsidiary; (v) no union has applied to have the Purchaser or any Subsidiary declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or any Subsidiary carries on business; and (vi) no union organizing activities are taking place.

3.16         Employee Benefit Plans.

(a)           Neither the company nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA.  Each Plan (and related trust, insurance contract or fund) has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law.  All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Plan.

(b)           No Claim with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending.

(c)           Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service to such effect and no circumstance, fact or event has occurred or exists that is reasonably likely to adversely affect the qualified status of any such Plan.

(d)           No Plan is a Retiree Welfare Plan.

(e)           Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee or director or independent contractor.

(f)            There are no unfunded obligations under any Plan which are not fully reflected on the Company’s Financial Statements.

(g)           No insurance policy or any other agreement affecting any Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement.  The level of insurance reserves under each Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(h)           Neither the Company nor any Subsidiary has any liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

(i)            No Plan that is subject to Section 409A of the Code has been materially modified (as defined in Section 409A of the Code) since October 3, 2004 and all such Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(j)            No awards under any Plan that provides for granting of equity, equity-based rights, or options to purchase equity (“Equity Plans”) have been granted with an effective date that is other than the date on which the committee or other administrator of such Equity Plans with authority thereunder to make such awards has taken all necessary corporate action to grant or complete such awards.  No awards made under the Equity Plans have been (or will be) altered in any manner that would result in or have the effect of failing to comply with the foregoing sentence.

3.17         Title to Assets.  The Company and each Subsidiary owns and has good, valid, and marketable title to all of its properties and assets used in its business and reflected as owned on the Company’s Financial Statements or so described in any schedule hereto (collectively, the “Assets”), in each case free and clear of all Liens, except for Liens specifically described on the notes to the Company’s Financial Statements or as set forth on Section 3.17 of the Company Disclosure Schedule.

3.18         Liabilities.  Neither the Company nor any Subsidiary has any direct or indirect obligation or liability (“Liabilities”) which if known would be required to be reflected in the Company’s or any Subsidiary’s Financial Statements in accordance with GAAP other than (a) Liabilities fully and adequately reflected or reserved against on the Financial Statements and (b) except as set forth in the SEC Documents, Liabilities incurred since December 31, 2006 in the ordinary course of business.  Section 3.18 of the Company Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof.

3.19         Intellectual Property.

(a)           (i)            Other than (x) Shrink-Wrap Code and (y) the Intellectual Property licensed to Company under the licenses set forth on Section 3.19(a)(i) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property that is used in, necessary to or would otherwise be infringed by the operation of the business of Company and its Subsidiaries as presently conducted and as contemplated in their respective business plans to be conducted, free and clear of all Liens.  Without limiting the foregoing, the Company represents that neither it nor any Subsidiary requires a license to use any of the patent rights subject to the exclusive license agreements entered into between the Company and Beacon Power Corporation and the Company and ERM Thermal Technologies for the operation of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted.

(ii)           Section 3.19(a)(ii) of the Company Disclosure Schedule sets forth all of the Company Intellectual Property that is the subject of a filing, registration, application or other document that the Company or a Subsidiary owns or that is issued, filed with or recorded by any state, government or other public legal authority in the name of Company or a Subsidiary.  None of the Company Intellectual Property listed on Section 3.19(a)(ii) of the Company Disclosure Schedule is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

(iii)          Section 3.19(a)(iii) of the Company Disclosure Schedule sets forth all Intellectual Property licenses, sublicenses, distributor agreements and other agreements or permissions (“IP Licenses”) under which the Company or one of its Subsidiaries is either a licensor or licensee of Intellectual Property (including agreements under which Company or one of its Subsidiaries is a distributor of a third party’s products or services or under which a third party is a distributor of the Company’s or one of its Subsidiaries’ products or services), except that Section 3.19(a)(iii) does not list IP Licenses that consist of (x) in-bound licenses for Shrink-Wrap Code, (y) non-disclosure agreements, and (z) non-exclusive end-user licenses (and related end-user agreements) with respect to the Company’s products (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) including attachments).  The Company or its relevant Subsidiary has substantially performed all obligations imposed upon it under all IP Licenses, and is not, nor to the Knowledge of the Company is any other party thereto, in breach of or default under any IP Licenses in any material respect, nor is there any event which with notice or lapse of time or both would constitute a default under any IP License.  All of the IP Licenses to which Company or one of its Subsidiaries is a party are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following each Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(b)           The operation of the business of Company and its Subsidiaries (including without limitation any divisions thereof), including in connection with the exploitation of the Company Intellectual Property and the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any products or services, has not, does not, and when conducted following each Closing in the manner presently contemplated in the respective business plans of the Company and its Subsidiaries, will not, infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of others.

(c)           Except as set forth on Section 3.19(c) of the Company Disclosure Schedule, no litigation is pending and no Claim has been made against the Company or any Subsidiary or, to the Knowledge of the Company, is threatened, alleging infringement, misappropriation or other violation by the Company or any Subsidiary of any Intellectual Property Rights of others (nor does the Company or any Subsidiary have Knowledge of any reasonable basis therefor).

(d)           To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating the Company Intellectual Property.

(e)           All the Company Intellectual Property is valid and enforceable.  Except as set forth on Section 3.19(e) of the Company Disclosure Schedule, the Company and its Subsidiaries

have taken all necessary and desirable actions to maintain and protect each item of Company Intellectual Property Rights, and to protect the secrecy, confidentiality and value of the Company’s and its Subsidiaries’ Trade Secrets.

(f)            No former employer of any employee of the Company or any Subsidiary, and no current or former client of any consultant of the Company or any Subsidiary, has made a claim against the Company or any Subsidiary or, to the Knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

(g)           Neither the Company nor any Subsidiary is a party to or bound by any license or other agreement requiring the payment by the Company or any Subsidiary of any royalty payment, excluding such agreements relating to Shrink-Wrap Code licensed for use solely on the computers of the Company or any Subsidiary.

(h)           No employee of the Company or any Subsidiary is in violation of any Requirement of Law applicable to such employee relating to the Company Intellectual Property, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the Company Intellectual Property and the relationship of such employee with the Company or any Subsidiary or any prior employer.

(i)            Except as set forth on Section 3.19(i) of the Company Disclosure Schedule, none of the Company’s or any Subsidiary’s Trade Secrets, wherever located, has been disclosed to any Person other than employees, representatives and agents of the Company and its Subsidiaries, except as required pursuant to the filing of a patent application by the Company or any Subsidiary.

(j)            Except as set forth on Section 3.19(j) of the Company Disclosure Schedule, no director, officer, employee or consultant of the Company or any Subsidiary (or persons the Company or any Subsidiary presently intends to hire) owns any Intellectual Property that is used in, necessary to or would otherwise be infringed by the operation of the business of Company and its Subsidiaries as presently conducted and as contemplated in their respective business plans to be conducted.  Except as set forth on Section 3.19(j) of the Company Disclosure Schedule, at no time during the conception or reduction to practice of any of the Company’s or any Subsidiary’s Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could adversely affect the Company’s or any Subsidiary’s rights to the Company Intellectual Property.

(k)           All present and former employees, consultants and other Person who have developed, or who have any employment or contractual responsibilities that include the development of, any Intellectual Property for the Company or any of its Subsidiaries, have executed and delivered valid and enforceable proprietary invention agreements with the Company or such Subsidiary, and are obligated under the terms thereof to assign all right, title and interest to any Intellectual Property developed by such Person in connection with such Person’s employment or contract to the Company or any Subsidiary.  Except as set forth on Section 3.19(k) of the Company Disclosure Schedule, no such employee, consultant or other Person has excluded works or inventions made prior to his employment with or work for the Company or such Subsidiary from his assignment of inventions pursuant to such proprietary invention agreements.

(l)            The Company and its Subsidiaries do not use any information they collect from web site visitors or other parties in an unlawful manner or in a manner that in any way violates a stated privacy policy of the Company or any Subsidiary or the privacy rights of their customers.

(m)          (i)  Except as set forth on Section 3.19(m)(i) of the Company Disclosure Schedule, (a) no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and (b) no federal, state, county, local or other U.S or foreign governmental authority, instrumentality, agency or commission, or university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.  The Company has complied with all material grant terms and other material requirements, terms and conditions associated with the foregoing and has not (x) received any notice from any Person that it is in default of any such requirements, terms or conditions or (y) received any notice that any Person intends to seek a compulsory license, exercise “march-in” rights, or take any similar adverse action in connection with any of the foregoing.

(ii) Except as set forth on Section 3.19(m)(ii) of the Company Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.  In no instance has any government, university, college or other educational institution or research center thereby become entitled to any right, title or interest in any Company Intellectual Property.

(n)           Except as set forth on Section 3.19(n) of the Company Disclosure Schedule, no past or current Company or Subsidiary product (including any Company or Subsidiary product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to Publicly Available Software (as defined below). Except as set forth on Section 3.19(n) of the Company Disclosure Schedule, all Publicly Available Software used by the Company or any Subsidiary has been used in its entirety and without modification.  Neither the Company nor any Subsidiary has incorporated or otherwise used Publicly Available Software in a manner that would (i) require, or condition the use or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company Intellectual Property owned by the Company or any Subsidiary or any Company or Subsidiary products.

“Publicly Available Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.

(o)           No computer software and code that is Company Intellectual Property has been disclosed, delivered or licensed to any escrow agent or other person in source-code form(together with any related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form, “Source Code.”  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any person acting on their behalf to any person of any Source Code that is Company Intellectual Property.

(p)           The Company’s inverter technology and related patents was not developed pursuant to any Government Contract or any grant or subsidy with any Governmental Authority.

3.20         Trade Relations.  Except as set forth on Section 3.20 of the Company Disclosure Schedule, since December 31, 2006, no customer or supplier or group of customers or suppliers whose purchases or inventories provided to the Company’s or any Subsidiary’s business are individually or in the aggregate material to the Condition of the Company or any Subsidiary has (i) terminated, cancelled or limited, (ii) made any adverse modification or change to or (iii) to the Knowledge of the Company, threatened termination, cancellation or limitation of, the business relationship of the Company, or the business of the Company or any Subsidiary.  Section 3.20 of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s sales orders which have not yet been processed, or backlog.

3.21         Insurance.  The Company and each Subsidiary maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes are adequate for its business, including, but not limited to, directors and officers insurance (“D&O Policies”) and insurance covering all real and personal property owned or leased by the Company or any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against in the industry, all of which insurance is in full force and effect.  Section 3.21 of the Company Disclosure Schedule sets forth a description and the amounts of the Company’s D&O Policies.

3.22         Environmental Matters.  The Company and each Subsidiary is and has conducted its Hazardous Materials Activities in compliance with all applicable Environmental Laws.  Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company or any Subsidiary, threatened against the Company or any Subsidiary pursuant to Environmental Laws and there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws.  As of each Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to liability, no Hazardous Materials are present on any facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any other facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company.  The Hazardous Materials Activities of the Company and its Subsidiaries prior to each Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.  Neither the Company nor any Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of the Company, any of its Subsidiaries or any other Person.  The Company and its Subsidiaries have registered as a “producer” where required in accordance with European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS Directive”) and European Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”).  The Seller Parties and the Purchased Companies have verified with its suppliers that all products that the Company and its Subsidiaries acquire from its suppliers and sell into the EU comply with the RoHS Directive.

3.23         Related Party Transactions.  Except as described in the SEC Documents or except as contemplated hereby, there are no existing material arrangements or proposed material transactions between the Company or any Subsidiary and (i) any officer, director or equityholder of the Company or any Subsidiary or any member of the immediate family of any of the foregoing Persons or (ii) any business (corporate or otherwise) which any of the foregoing Persons owns, directly or indirectly, or in which any of the foregoing Persons has an ownership interest, or which would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

3.24         Broker’s, Finder’s or Similar Fees.  Except as set forth on Section 3.24 of the Company Disclosure Schedule, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

3.25         Internal Controls and Compliance with the Sarbanes-Oxley Act.  The Company, its Subsidiaries and the Board of Directors are in compliance with the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder (“Sarbanes-Oxley”) and the rules and regulations of the Nasdaq Stock Market.  Except as disclosed in Section 3.25 of the Company Disclosure Schedule, the Company and its Subsidiaries maintain a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls

(collectively, “Internal Controls”) that comply with the Securities Act, the Exchange Act, Sarbanes-Oxley, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules and regulations of the Nasdaq Stock Market and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are overseen by the Audit Committee of the Board of Directors (the “Audit Committee”) in accordance with the rules and regulations of the Nasdaq Stock Market.  The Company has not publicly disclosed or reported to the Audit Committee or the Board of Directors, and within the next 135 days the Company or any Subsidiary does not reasonably expect to publicly disclose or report to the Audit Committee or the Board of Directors, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a material adverse effect on the Condition of the Company or any Subsidiary.

3.26         Solvency.  The Company or any Subsidiary has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.27         Government Contracts and Government Bids.

(a)           Except as set forth on Section 3.27 of the Disclosure Schedule, since September 1, 2001, the Company and the Subsidiaries has been legally and validly awarded each of the Government Contracts.  Neither the Company nor any of its Subsidiaries is subject to any financing arrangement or assignment of proceeds or claims with respect to the performance of any Government Contract.  Neither the Company nor any of its Subsidiaries is a party to any Government Contract which requires the Company or any of its Subsidiaries to obtain or maintain a security clearance with any Governmental Authority.  Section 3.27 of the Disclosure Schedule identifies (i) each fixed price Government Contract which involves prospective payments or expenditures by the Company or its Subsidiaries of more than $250,000, and (ii) each Government Contract that is material to the Condition of the Company other than those filed as an exhibit to or described in the SEC Documents.  Neither the Company nor any of its Subsidiaries has received and no basis exists for any of the following with respect to any of their Government Contracts: (i) a Termination For Default, (ii) a Termination for Convenience, (iii) a cure or show cause notice, (iv) a no cost termination, (v) the rescission or cancellation of any contract, (vi) a Stop-Work or Suspension of Work Order; (vii) the assessment of damages against the Company or its Subsidiaries,

(viii) any price reductions against the Company or its Subsidiaries for defective cost or pricing data or, for any GSA Schedule Contract, for incorrect cost or pricing information or data or (ix) a claim for recoupment or setoff of payments previously made to the Company or its Subsidiaries.

(b)           All facts set forth by the Company or its Subsidiaries in any certification, representation or disclosure, and all test and inspection results, submitted by the Company or its Subsidiaries with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission and the Company and its Subsidiaries has complied with such certifications, representations, disclosures, tests and inspections.

3.28         Export Controls.  Except as set forth in Section 3.28 of the Company Disclosure Schedule, the Company and each Subsidiary has been and is in compliance in all material respects with all United States or foreign import and export laws and regulations (including without limitation those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799, Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199, State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130 and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599).  Except as set forth in Section 3.28 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has, within the last five years, violated in any material respect any United States or foreign import or export laws, been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Authority or made a voluntary disclosure with respect to violations of such laws.  Schedule 3.28 of the Company Disclosure Schedule sets forth all valid and pending export control licenses, agreements and/or approvals required to be amended, assumed or transferred as a result of, or in connection with, the transactions contemplated hereby.

3.29         Foreign Corrupt Practices Act.  The Company, the Subsidiaries and, to the Knowledge of the Company, their employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including without limitation the books and records provisions thereof.

3.30         Existing Notes.  The Existing Notes (including all interest accrued thereunder) have been repaid in full and have been cancelled and are of no further force and effect.  All Liens securing the Existing Notes (including without limitation the Liens securing the collateral described in that certain Security Agreement by and among the Company and the Purchasers (as defined therein), dated July 19, 2006) have been discharged and terminated (including without limitation the filing of Uniform Commercial Code termination statements).  The former holders of the Existing Notes have no further Lien on or security interest in any of the property or assets of the Company or the Subsidiaries.

3.31         Full Disclosure.  The statements by the Company contained in this Agreement, the exhibits to this Agreement, the certificates and documents required to be delivered by the Company and its Subsidiaries to the Purchasers under this Agreement and in the information delivered to the Purchasers and its representatives, taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Agreement and any other Transaction Documents not materially misleading in light of the circumstances under which such statements were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as of the date hereof and as of the applicable Closing Date as follows:

4.1           Existence and Power.  Such Purchaser (a) is a limited partnership, corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership, corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

4.2           Authorization; No Contravention.  The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership, corporate or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser’s organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

4.3           Governmental Authorization; Third Party Consents.  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares or the Warrants) by, or enforcement against, such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

4.4           Binding Effect.  This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.5           Purchase for Own Account.  The Purchased Shares and the Warrants (and, if applicable, the Additional Warrants) to be purchased by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares, Warrants, Additional Warrants or Underlying Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares, Warrants, Additional Warrants or Underlying Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  If such Purchaser should in the future decide to dispose of any of such Purchased Shares, Warrants, Additional Warrants or Underlying Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect.  Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares, Warrants, Additional Warrants and Underlying Shares, to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

4.6           Restricted Securities.  Such Purchaser understands that the Purchased Shares, the Warrants and, if applicable, the Additional Warrants to be issued to the Purchasers pursuant to this Agreement will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser’s representations set forth herein.

4.7           Accredited Investor.  Such Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

4.8           Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

4.9           Stock Ownership.  Neither such Purchaser, nor any other Person whose beneficial ownership of Common Stock would be aggregated with such Purchaser in accordance with Section 13(d) of the Exchange Act, beneficially own any shares of Common Stock immediately prior to the First Tranche Closing.

ARTICLE V

CONDITIONS TO THE OBLIGATION
OF THE PURCHASERS TO CLOSE

5.1           First Tranche Closing.  The obligation of the Purchasers at the First Tranche Closing (1) to purchase the Purchased Shares and the First Tranche Warrants set forth under the heading “First Tranche Closing” on Exhibit A hereto, (2) to pay the purchase price therefor at the First Tranche Closing and (3) to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, each of the Purchasers of the following conditions on or before the First Tranche Closing Date.

(a)           Representations and Warranties.  The representations and warranties of the Company contained in Article III hereof shall be true and correct on and as of the date of this Agreement and on and as of the First Tranche Closing Date as if made on and as of such date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the First Tranche Closing Date, which representations or warranties need only be true and correct as aforesaid as of such other dates or times.

(b)           Covenants.  The Company shall have performed and complied with all of its covenants and agreements set forth herein that are required to be performed by the Company on or before the First Tranche Closing Date.

(c)           Officer’s Certificate.  The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchasers, dated the First Tranche Closing Date, and signed by the Chief Executive Officer and Vice President of Finance of the Company, certifying as to the matters set forth in Sections 5.1(a) and 5.1(b).

(d)           Secretary’s Certificate.  The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchasers, dated the First Tranche Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the By-laws and resolutions of the Board of Directors of the Company approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

(e)           Filing of Certificate of Designation.  The Certificate of Designation in substantially the form attached hereto as Exhibit E, shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchasers shall have received evidence of such filing in form and substance reasonably satisfactory to the Purchasers.

(f)            Certificates of Good Standing.  The Company shall have delivered to each of the Purchasers a long-form certificate of good standing from the Secretary of State of the State of Delaware, and a good standing certificate from each jurisdiction in which the Company and its Subsidiaries are qualified to do business, each of which is to be dated within a reasonable period prior to Closing.

(g)           Purchased Shares.  The Company shall have delivered to each of the Purchasers certificates in definitive form representing the number of Purchased Shares being purchased by such Purchaser (as set forth on Exhibit A hereto under the heading “First Tranche Closing”) registered in the name of such Purchaser.

(h)           First Tranche Warrants.  The Company shall have duly executed and delivered to each of the Purchasers the First Tranche Warrants in definitive form exercisable for the number of Warrant Shares set forth on Exhibit A hereto under the heading “First Tranche Closing.”

(i)            Registration Rights Agreement.  The Company shall have duly executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit F.

(j)            Indemnification Agreements.  The Company shall have duly executed and delivered to each of the designees of the Purchasers elected or appointed to the Board of Directors pursuant to Section 8.3 hereof an indemnification agreement substantially in the form attached hereto as Exhibit G.

(k)           Opinion of Counsel.  The Purchasers shall have received an opinion of Greenberg Traurig, LLP, dated the First Tranche Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit H.

(l)            No Material Adverse Change.  Since the date hereof, there shall have been no material adverse change in the Condition of the Company or any Subsidiary.

(m)          Consents and Approvals.  All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company or any Subsidiary.

(n)           No Material Judgment or Order.  There shall not be on the First Tranche Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would (a) prohibit or restrict (i) the purchase of the Purchased Shares, the First Tranche Warrants or the Additional Warrants or the

issuance of the Underlying Shares upon exercise or conversion thereof or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares, the First Tranche Warrants or the Additional Warrants were to be purchased hereunder or the Underlying Shares issued upon exercise or conversion thereof or (c) restrict the operation of the business of the Company or any Subsidiary as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company or any Subsidiary.

(o)           No Litigation.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any Subsidiary which would, if adversely determined (a) have a material adverse effect on the Condition of the Company or any Subsidiary or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Documents.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any Subsidiary that challenges or seeks to make illegal the transactions contemplated by this Agreement.

(p)           No Delisting Notice.  The Company shall not have received any notice from the Nasdaq Stock Market that the Company may be delisted, which notification has not been resolved in favor of the Company.

(q)           Board of Directors.  The Board of Directors shall be comprised of nine (9) directors and the Company shall have caused David Prend and Philip Deutch to have been elected or appointed to the Board of Directors effective as of the First Tranche Closing (with Mr. Deutch being appointed to Class II and Mr. Prend being appointed to Class III).

(r)            Committees.  Effective as of the First Tranche Closing, the Board of Directors shall have appointed at least one designee of RockPort or NGP to the corporate governance and nominating committee and the compensation committee of the Board of Directors pursuant to Section 8.3(f).  The Board of Directors shall, if necessary, have amended the charters to the corporate governance and nominating committee and the compensation committee to permit a director who is determined by the Board of Directors not to be “independent” to serve on such committees under “exceptional and limited circumstances” (as determined in accordance with the rules and regulations of the Nasdaq Stock Market).

(s)           Existing Notes.  The Existing Notes (including all interest accrued thereunder) shall have been repaid in full and shall have been cancelled and be of no further force and effect.  All Liens securing the Existing Notes (including without limitation the Liens securing the collateral described in that certain Security Agreement by and among the Company and the Purchasers (as defined therein), dated July 19, 2006) shall have been discharged and terminated (including without limitation the filing of Uniform Commercial Code termination statements) and the Purchasers shall have received evidence of the discharge and termination of such Liens in form and substance reasonably satisfactory to the Purchasers.

(t)            Reimbursement of Expenses.  The Company shall have tendered payment for reimbursement of all out-of-pocket fees and expenses incurred by the Purchasers in accordance with Sections 2.1(c) and 11.12.

5.2           Second Tranche Closing.  The obligation of the Purchasers at the Second Tranche Closing (1) to purchase the Purchased Shares and the Second Tranche Warrants set forth under the heading “Second Tranche Closing” on Exhibit A hereto, (2) to pay the purchase price therefor at the Second Tranche Closing and (3) to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, each of the Purchasers of the following conditions on or before the Second Tranche Closing Date.

(a)           Representations and Warranties.  The representations and warranties of the Company contained in Article III hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Second Tranche Closing Date as if made on and as of such date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Second Tranche Closing Date, which representations or warranties need only be true and correct as aforesaid as of such other dates or times.

(b)           Covenants.  The Company shall have performed and complied with all of its covenants and agreements set forth herein that are required to be performed by the Company on or before the Second Tranche Closing Date.

(c)           Officer’s Certificate.  The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Second Tranche Closing Date, and signed by the Chief Executive Officer and Vice President of Finance of the Company, certifying as to the matters set forth in Sections 5.2(a) and 5.2(b).

(d)           Secretary’s Certificate.  The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Second Tranche Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the By-laws and resolutions of the Board of Directors of the Company approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

(e)           Filing of Certificate of Amendment and Certificate of Designation.  The Certificate of Amendment in substantially the form attached hereto as Exhibit D-2 and the Certificate of Designation in substantially the form attached hereto as Exhibit E, shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchasers shall have received evidence of such filing in form and substance reasonably satisfactory to the Purchasers.

(f)            Certificates of Good Standing.  The Company shall have delivered to each of the Purchasers a long-form certificate of good standing from the Secretary of State of the State of Delaware, and a good standing certificate from each jurisdiction in which the Company and its Subsidiaries are qualified to do business, each of which is to be dated within a reasonable period prior to Closing.

(g)           Purchased Shares.  The Company shall have delivered to each of the Purchasers certificates in definitive form representing the number of Purchased Shares being purchased by such Purchaser (set forth on Exhibit A hereto under the heading “Second Tranche Closing”), registered in the name of such Purchaser.

(h)           Second Tranche Warrants.  The Company shall have duly executed and delivered to each of the Purchasers the Second Tranche Warrants in definitive form exercisable for the number of Warrant Shares set forth on Exhibit A hereto under the heading “Second Tranche Closing.”

(i)            Registration Rights Agreement.  The Registration Rights Agreement attached hereto as Exhibit F shall be in full force and effect.

(j)            Indemnification Agreements.  The indemnification agreements by and between the Company and each of the designees of the Purchasers elected or appointed to the Board of Directors pursuant to Section 5.1(q) hereof and substantially in the form attached hereto as Exhibit G shall remain in full force and effect.

(k)           Opinion of Counsel.  The Purchasers shall have received an opinion of Greenberg Traurig, LLP, dated the Second Tranche Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit H.

(l)            No Material Adverse Change.  Since the date hereof, there shall have been no material adverse change in the Condition of the Company or any Subsidiary.

(m)          Consents and Approvals.  All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company or any Subsidiary.

(n)           No Material Judgment or Order.  There shall not be on the Second Tranche Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would (a) prohibit or restrict (i) the purchase of the Purchased Shares, the Second Tranche Warrants or the Additional Warrants or the issuance of the Underlying Shares upon exercise or conversion thereof or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares, the Second Tranche Warrants or the Additional Warrants were to be purchased hereunder or the Underlying Shares issued upon exercise or conversion thereof or (c) restrict the operation of the business of the Company or any Subsidiary as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company or any Subsidiary.

(o)           No Litigation.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any Subsidiary which would, if adversely determined (a) have a material adverse effect on the Condition of the Company or any Subsidiary or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Documents.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any Subsidiary that challenges or seeks to make illegal the transactions contemplated by this Agreement.

(p)           No Delisting Notice.  The Company shall not have received any notice from the Nasdaq Stock Market that the Company may be delisted, which notification has not been resolved in favor of the Company.

(q)           Stockholder Approval.  The Company shall have obtained Stockholder Approval in connection with each of the Stockholder Approval Resolutions in accordance with the terms of this Agreement at a duly called meeting of the stockholders of the Company no later than December 31, 2007 (unless the SEC has substantive comments on the Proxy Statement, in which case the relevant date shall be January 31, 2008).

(r)            Board of Directors.  The Board of Directors shall be comprised of seven (7) directors and the Company shall have caused David Prend, Philip Deutch and, if such person has been designated in accordance with Section 8.3(a), the Independent Designee to have been elected or appointed to the Board of Directors effective as of the Second Tranche Closing.

(s)           Committees.  The Board of Directors shall have appointed at least one designee of RockPort or NGP to the corporate governance and nominating committee and the compensation committee of the Board of Directors pursuant to Section 8.3(f).  The Board of Directors shall, if necessary, have amended the charters to the corporate governance and nominating committee and the compensation committee to permit a director who is determined by the Board of Directors not to be “independent” to serve on such committees under “exceptional and limited circumstances” (as determined in accordance with the rules and regulations of the Nasdaq Stock Market).

(t)            Reimbursement of Expenses.  The Company shall have tendered payment for reimbursement of all out-of-pocket fees and expenses incurred by the Purchasers in accordance with Sections 2.1(c) and 11.12.

(u)           Elimination of Series A Preferred Stock.  The Company shall have retired or filed a certificate of elimination with respect to the Company’s Series A preferred stock.

ARTICLE VI

CONDITIONS TO THE OBLIGATION
OF THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Purchased Shares and the Warrants and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before each Closing Date:

6.1           Representations and Warranties.  The representations and warranties of each Purchaser contained in Article IV hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) on and as of each Closing Date as if made on and as of such date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the applicable Closing Date, which representations or warranties need only be true and correct as aforesaid as of such other dates or times.

6.2           Payment of Purchase Price.  Each Purchaser shall be prepared to pay the aggregate purchase price for the Purchased Shares and the Warrants to be purchased by such Purchaser.

6.3           Registration Rights Agreement.  Each Purchaser shall have duly executed and delivered the Registration Rights Agreement.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification.  Except as otherwise provided in this Article VII, the Company (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the other Transaction Documents or the matters set forth on Schedule 7.1 hereto.  The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Purchased Shares, the Warrants, the Additional Warrants (if applicable) or the Underlying Shares to the extent such diminution in value is attributable to such breach but not in excess of the applicable Purchase Price for the affected Purchased Shares, Warrants, Additional Warrants (if applicable) or Underlying Shares plus any expenses incurred by an Indemnified Party in connection with such transaction, except in the case of fraud or willful misrepresentation in which case there shall be no cap on Losses.  In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party.

7.2           Notification.  Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof.  The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses.  In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may retain separate counsel to participate in such defense at its own expense.  Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred.  The Indemnifying Party agrees that it will not, without the prior written consent of a Majority in Interest, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim.  The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent.  The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

7.3           Contribution.  If the indemnification provided for in this Article VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees with the Purchasers as follows:

8.1           Preservation of Existence.  Between the date hereof and either (i) if Stockholder Approval of the Second Tranche Closing is not obtained at the Stockholders Meeting, the date of the Stockholders Meeting (unless RockPort and NGP request that the Company seek Stockholder Approval again in accordance with Section 8.2(b), in which case the relevant date shall be the date of such subsequent Stockholders Meeting) and (ii) if Stockholder Approval of the Second Tranche Closing is obtained at the Stockholders Meeting, the Second Tranche Closing Date, the Company and each Subsidiary shall:

(a)           preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization;

(b)           preserve and maintain in full force and effect all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business;

(c)           use its reasonable best efforts to preserve its business organization;

(d)           conduct its business in the ordinary course in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties so that the efficiency of its business operation shall be reasonably maintained and preserved;

(e)           take all reasonable actions to protect and maintain the Company Intellectual Property, including, without limitation, prosecuting all pending applications for Patents or registration of Trademarks and Copyrights and maintaining, to the extent permitted by law, each Patent or registration owned by the Company or any Subsidiary;

(f)            comply in all material respects with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over the Company or any Subsidiary or its business or property, and shall not take any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares, the Warrants, the Additional Warrants (if applicable) or the Underlying Shares;

(g)           file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority;

(h)           conduct its business in a manner such that the representations and warranties of the Company contained in Article III shall continue to be true and correct in all material respects on and as of the Second Tranche Closing Date as if made on and as of the Second Tranche Closing Date, and shall not undertake, without the written consent of the Purchasers, any of the actions specified in the last two sentences of Section 3.12;

(i)            use its best efforts to cause the closing conditions contained in Article V to be satisfied on or before the applicable Closing Date;

(j)            not issue, deliver, sell or authorize, or propose the issuance, delivery, sale or purchase of, any additional shares of capital stock, Stock Equivalents or any other security of the Company or such Subsidiary, other than (i) the issuance of Common Stock pursuant to the exercise of any Options outstanding as of the date hereof, the exercise of outstanding warrants or the conversion of the Existing Notes, (ii) the increase in the aggregate number of options which may be issued under the Stock Option Plans in an amount not to exceed ten million (10,000,000) shares, (iii) the issuance of options to purchase shares of Common Stock issued under the Stock Option Plans in an amount not to exceed twenty-five thousand (25,000) shares in an individual grant or one hundred thousand (100,000) shares in the aggregate (except with the prior written consent of RockPort and NGP) and (iv) Purchased Shares and Warrants to be sold at the First Tranche Closing;

(k)           without the prior written consent of RockPort and NGP which shall not be unreasonably withheld, not incur any Indebtedness, guarantee any Indebtedness of any Person, issue or sell debt securities, or guarantee any debt securities of any Person;

(l)            without the prior written consent of RockPort and NGP, not increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except for payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule; and

(m)          without the prior written consent of RockPort and NGP, not amend any option agreements that are outstanding on the date of this Agreement to provide for the acceleration of vesting or to extend the exercise period during which an option can be exercised following the termination of an optionee’s service provider status.

8.2           Stockholders Meeting.

(a)           The Company shall cause a meeting of its stockholders (the “Stockholders Meeting”) to be duly called and held as soon as reasonably practicable after the date hereof, but in any event not later than December 31, 2007 (unless the SEC has substantive comments on the Proxy Statement, in which case the relevant date shall be January 31, 2008), for the purpose of voting for the approval of (i) the issuance and sale of the Purchased Shares and the Warrants in the Second Tranche Closing, the issuance and sale of the Additional Warrants, the issuance of the Underlying Shares issuable upon exercise or conversion thereof and the repricing of the exercise price of the Warrants to $1.25 per Warrant Share if such exercise price is initially set above $1.25 per Warrant Share (which vote shall be taken in a manner that complies with the rules and regulations of the Nasdaq Stock Market), (ii) the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware and (iii) the increase in the aggregate number of options which may be issued under the Stock Option Plans in accordance with the limitations set forth in Section 8.1(j) (together, the “Stockholder Approval Resolutions”). At the Stockholders Meeting, the Board of Directors shall recommend approval by the Company’s stockholders of the Stockholder Approval Resolutions.

(b)           In connection with the Stockholders Meeting, the Company will (A) promptly, but in no event more than three (3) Business Days following the date hereof, engage a nationally recognized proxy solicitation firm, and prepare and file with the SEC a preliminary Proxy Statement; (B) use its reasonable best efforts to have the Proxy Statement cleared by the SEC and shall respond to any comments from the SEC regarding the Proxy Statement within two (2) Business Days after receipt thereof; (C) as promptly as practicable thereafter, but not later than two (2) Business Days after obtaining clearance from the SEC or determining that no comments of the SEC are forthcoming, mail such Proxy Statement (and all other proxy materials for such meeting) to its stockholders in substantially the form which has been previously reviewed by RockPort, NGP and their counsel; (D) use its reasonable best efforts to obtain stockholder approval of the Stockholder Approval Resolutions (“Stockholder Approval”) as soon as practicable after the mailing of the

Proxy Statement; and (E) otherwise comply with all legal requirements applicable to the Stockholders Meeting. The Company shall provide a draft of the proposed Proxy Statement for the proposed Stockholder Approval Resolutions to each of RockPort, NGP and their counsel at least two (2) Business Days prior to the earlier of any filing of the Proxy Statement with the SEC or any intended distribution of such Proxy Statement to the stockholders of the Company, and to give reasonable consideration to any comments by RockPort, NGP and their counsel to such Proxy Statement prior to such filing or distribution. In the event that Stockholder Approval is not obtained at the Stockholders Meeting, RockPort and NGP shall have the right to require the Company to use its best efforts to seek Stockholder Approval as soon as practicable but in any event not later than the 60th day after such request (and RockPort and NGP may continue to make subsequent requests thereafter for so long as Stockholder Approval is not obtained).

(c)           As soon as practicable, but in no event later than two (2) Business Days following receipt of Stockholder Approval, the Company shall file the Certificate of Amendment with the Delaware Secretary of State and will, promptly thereafter, provide to each Purchaser satisfactory evidence of each such filing. Following receipt of Stockholder Approval, the Company shall promptly take, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the obligations to effect the Second Tranche Closing, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate the Second Tranche Closing.

8.3           Board of Directors.

(a)           For so long as RockPort continues to beneficially own not less than the Minimum Ownership Percentage, RockPort shall be entitled to designate one designee to be nominated by the Company to serve as a director of the Company (the “RockPort Designee”). For so long as NGP continues to beneficially own not less than the Minimum Ownership Percentage, NGP shall be entitled to designate one designee to be nominated by the Company to serve as a director of the Company (the “NGP Designee”). For purposes of determining whether RockPort or NGP continues to own not less than the Minimum Ownership Percentage, any shares of Common Stock, Common Stock Equivalents or Preferred Stock beneficially owned by Affiliates of such Person shall be included in such determination.

(b)           Following the receipt of Stockholder Approval and upon the Second Tranche Closing:  (i) the Company and the Board of Directors shall take all appropriate action to establish and maintain the size of the Board of Directors at seven (7) directors; (ii) for so long as either RockPort or NGP continues to beneficially own not less than the Minimum Ownership Percentage, RockPort and/or NGP together (depending on whether such entity owns at least the Minimum Ownership Percentage) shall be entitled to designate an additional designee (the “Independent Designee”) who shall be an independent director reasonably acceptable to the Company and shall be nominated by the Company to serve as a director of the Company; and (iii) in the event that the size of the Board of Directors is increased to nine (9) in order to comply with the applicable regulations of the Nasdaq Stock Market (as determined in good faith by the Board of Directors after consultation with legal counsel) and for so long as either RockPort or NGP continues to beneficially own not less than the Minimum Ownership Percentage, RockPort and NGP together shall be entitled to designate an additional designee (who shall be an independent director reasonably acceptable to the Company) to be nominated by the Company to serve as a director of the Company.

(c)           The Company shall take all actions within its control to provide RockPort and NGP with the representation on the Board of Directors contemplated by this Section 8.3, including without limitation, (i) causing each designee to be included in the slate of nominees recommended by the Board of Directors to the Company’s stockholders for election as a director and (ii) causing the election of each such designee, including using its reasonable best efforts to cause officers of the Company who hold proxies (unless otherwise directed by the stockholder submitting such proxy) to vote such proxies in favor of the election of each such designee. For so long as RockPort and/or NGP continue(s) to beneficially own not less than the Minimum Ownership Percentage, upon the written request of RockPort or NGP (or in the case of the Independent Designee, both RockPort and NGP), the Company shall use its reasonable best efforts to cause the Board of Directors to remove the RockPort Designee, the NGP Designee or the Independent Designee, as the case may be, from the Board of Directors (with or without cause), and (ii) in the event that a designee shall cease to serve as a director for any reason, the Company shall use its reasonable best efforts to cause any vacancy resulting thereby to be filled by another designee designated by RockPort, NGP or RockPort and NGP, as the case may be.

(d)           Notwithstanding the foregoing, the number of designees to the Board of Directors to which the Purchasers shall have the right to nominate shall be appropriately adjusted to the extent required by the applicable regulations of the Nasdaq Stock Market (as determined in good faith by the Board of Directors based on the advice of legal counsel).

(e)           Notwithstanding anything to the contrary contained in this Agreement, the Company shall provide such reimbursement and compensation to the RockPort Designee, the NGP Designee and the Independent Designee as is consistent with the reimbursement and compensation provided to other members of the Board of Directors. The Company shall maintain its D&O Policies in such amounts and on such terms as approved by the Board of Directors, including the RockPort Designee and the NGP Designee.

(f)            For so long as RockPort and/or NGP continue(s) to beneficially own not less than the Minimum Ownership Percentage, the Board of Directors shall have appointed at least one designee of RockPort or NGP to the corporate governance and nominating committee and the compensation committee of the Board of Directors; provided however, that if the Board of Directors determines based upon applicable regulations of the Nasdaq Stock Market (as determined in good faith by the Board of Directors after consultation with legal counsel), that a Rockport designee or an NGP designee cannot serve as a member of such committee the Company shall permit such Rockport designee or Rockport Observer (as defined below) and such NGP designee or NGP Observer (as defined below), as applicable, to attend all meetings of such committees in a nonvoting capacity. In addition, a Rockport designee or Rockport Observer and an NGP designee or NGP Observer, as applicable, shall have the right to attend all meetings of the audit committee of the

Board of Directors in a nonvoting capacity. In connection therewith, the Company shall provide the Observers (as defined below) with copies of all notices, minutes, consents and other materials, financial or otherwise, which are provided to the members of such committee; provided, however, that the Company reserves the right to exclude such Observers from access to any material or meeting or portion thereof if the Company in good faith believes that such exclusion is necessary to preserve the attorney-client privilege.

(g)           The Board of Directors shall establish and maintain the existence of a special committee of the Board of Directors (the “Search Committee”) consisting of four directors, two of whom shall be the RockPort Designee and the NGP Designee, with (i) the power to initiate searches for, and to recruit, retain and replace the chief executive officer of the Company and (ii) the ability to retain an executive search firm to manage any search for a chief executive officer initiated by the Search Committee; provided, that such committee in its sole discretion may elect to refer a decision on such matters to the Board of Directors.

(h)           Effective as of the First Tranche Closing Date, each of RockPort and NGP shall be allowed one representative (the “RockPort Observer” and the “NGP Observer,” respectively, and together, the “Observers”) of its choice, to attend all meetings of the Board of Directors in a nonvoting capacity. In connection therewith, the Company shall provide the Observers with copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors; provided, however, that the Company reserves the right to exclude such Observers from access to any material or meeting or portion thereof if the Company in good faith believes that such exclusion is necessary to preserve the attorney-client privilege. This right shall expire as to RockPort or NGP at such time that such entity no longer holds fifty percent (50%) of its Minimum Ownership Percentage. Notwithstanding the foregoing, (i) Rockport shall not be entitled to exercise the observer rights set forth herein at any time that a Rockport Designee is then serving on the Board of Directors; and (ii) NGP shall not be entitled to exercise the observer rights set forth herein at any time that an NGP Designee is then serving on the Board of Directors.

(i)            None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

8.4           Nasdaq Listing.  The Company shall use its reasonable best efforts to maintain the listing of the Common Stock on the Nasdaq Stock Market, including, without limitation, (i) taking all actions reasonably related to maintaining Nasdaq Stock Market listing standards, including, but not limited to, the actions required pursuant to Section 8.2 and (ii) refraining from taking actions reasonably expected to cause the Company to not meet Nasdaq Stock Market listing standards. The Company shall provide the Purchasers copies of all correspondence between the Company and the Nasdaq Stock Market promptly upon receipt thereof. If required by the Nasdaq Stock Market, the Company shall apply to list the Common Stock on The Nasdaq Global Market promptly (but in no event later than fifteen (15) Business Days) upon becoming eligible to do so.

8.5           Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares and upon exercise of the Warrants and the Additional Warrants, as provided in the Certificate of Designation, the Warrants and the Additional Warrants, the maximum number of Underlying Shares that may be issuable or deliverable upon such conversion or exercise. Such Underlying Shares are duly authorized and, when issued or delivered in accordance with the Certificate of Designation, the Warrants and the Additional Warrants, shall be validly issued, fully paid and non-assessable. The Company shall issue such Underlying Shares in accordance with the terms of the Certificate of Designation, the Warrants and the Additional Warrants, and otherwise comply with the terms hereof and thereof.

8.6           Restrictions on Public Sale.  The Company agrees (i) not to effect any public offering or distribution of any Equity Securities of the Company, and (ii) not to register any shares of Equity Securities of the Company (except pursuant to registration on Form S-8 or any successor thereto), in each case, during the period beginning on the date hereof and ending on the earlier to occur of the termination of this Agreement pursuant to Section 10.1 or 90 days after the effective date of the shelf registration statement to be filed in accordance with Article III of the Registration Rights Agreement, except as part of such registration.

8.7           Notification of Certain Matters.  The Company shall give prompt notice to the Purchasers of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Second Tranche Closing Date, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any communication, whether written or oral, by or on behalf of the Company, with the holders of the Existing Notes; provided, however, that the delivery of any notice pursuant to this Section 8.7 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 8.7 shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

8.8           Additional Warrant Triggering Event.  At any time and from time to time after the date of this Agreement, upon the exercise of any Outstanding Warrants (an “Additional Warrant Triggering Event”), the Company shall issue to the Purchasers Additional Warrants exercisable for that number of Additional Warrant Shares equal to one-half (and rounding up with respect to any fractional shares) of the number of shares of Common Stock issued upon exercise of such Outstanding Warrant(s). The number of Additional Warrant Shares shall be allocated pro rata among the Purchasers in accordance with the ratio of the number of Underlying Preferred Shares held by such Purchaser on the date of the Additional Warrant Triggering Event to the total number of Underlying Preferred Shares held by all Purchasers on the date of the Additional Warrant Triggering Event. The exercise price of each Additional Warrant Share shall be $1.25. Notwithstanding the foregoing, the Company shall have no obligation to issue Additional Warrants to the Purchasers until the Second Tranche Closing and thereafter.

8.9           Elimination of Series A Preferred Stock.  Promptly following the First Tranche Closing, the Company shall take appropriate action to the reasonable satisfaction of the Purchasers, to retire or to file a certificate of elimination with respect to the Company’s Series A preferred stock.

ARTICLE IX

PREEMPTIVE RIGHTS

9.1           Subsequent Offerings.  Following the First Tranche Closing, upon the consummation of the issuance and sale by the Company of any New Securities (a “Subsequent Offering”), the Company shall grant each Purchaser the right to purchase (the “Make-up Purchase”) all or some of that number of New Securities required for the Purchaser to, after giving effect to the Make-up Purchase, maintain its Percentage of Ownership (as defined below) interest in the Company, at the price and upon the same terms and conditions as such Subsequent Offering. Each Purchaser shall be entitled to apportion the right to purchase New Securities among itself and its general partners, limited partners, members and Affiliates in such proportions as it deems appropriate.

9.2           Procedure.  Upon the consummation of a Subsequent Offering, the Company shall promptly give each Purchaser written notice of the consummation of such Subsequent Offering describing the New Securities, the price and the terms and conditions upon which the Company issued the same and the amount of New Securities that such Purchaser has the right to purchase. Each Purchaser shall have thirty (30) days from the giving of such notice to agree to purchase such New Securities by giving written notice to the Company (the “Purchase Notice”) and stating therein the quantity of New Securities to be purchased. The Company and such Purchaser shall use commercially reasonable efforts to promptly consummate the sale of such New Securities upon the receipt by the Company of the Purchase Notice.

9.3           Nasdaq Letter.  Prior to the consummation of the Make-up Purchase, the Company shall use its reasonable best efforts to obtain an interpretive letter from the Nasdaq Stock Market (a “Nasdaq Letter”) on the issue of whether such sale to the Purchasers requires the approval of the stockholders of the Company, unless counsel for the Company determines such Nasdaq Letter to be unnecessary in order to consummate the Make-up Purchase. If, pursuant to the Nasdaq Letter, approval of the stockholders of the Company is recommended, the Company shall cause a meeting of its stockholders (the “Additional Stockholders Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of the Make-up Purchase. At the Additional Stockholders Meeting, the Board of Directors shall recommend approval by the Company’s stockholders of the Make-up Purchase (the “Additional Stockholder Approval”). In connection with the Additional Stockholders Meeting, the Company will (i) promptly, but in no event more than 30 days, following the date hereof, prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the proxy or information statement of the Company to be filed with the SEC in connection with the Make-up Purchase and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Additional Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to the Additional Stockholders Meeting.

9.4           Termination; Transfer or Assignment of Rights.  The preemptive rights provided in this Article IX shall terminate on the second anniversary of the date of the Stockholders Meeting. The preemptive rights provided in this Article IX may be transferred or assigned to any Affiliate of the Purchasers or to any transferee or assignee of Purchased Shares that are convertible into not less than 1,000,000 shares of Common Stock.

9.5           Defined Terms.  For the purposes of this Article IX:

(a)         “Percentage of Ownership” means the number, expressed as a percentage, equal to the number of shares of Common Stock and Common Stock Equivalents held by the Purchaser immediately prior to the issuance of the New Securities in such Subsequent Offering divided by the aggregate number of outstanding shares of Common Stock and Common Stock Equivalents immediately prior to such issuance.

(b)           “New Securities” means, whether or not authorized on the date hereof, any Common Stock, Common Stock Equivalent, Preferred Stock or any other security of the Company or any of its subsidiaries; provided, however, that “New Securities” do not include the following:

(i)    any securities that are issued or granted, to officers, directors and employees of, or consultants or advisors to, the Company pursuant to a stock grant, employee restricted stock purchase agreement, option plan or purchase plan or other stock incentive program or otherwise as part of their compensation arrangement, where such issuance and grants are approved by the Board of Directors, or any securities issued in respect of the exercise of any such securities;

(ii)   any securities issued in connection with any stock split, stock dividend, reclassification, reorganization or similar event by the Company;

(iii)  any securities issued or to be issued pursuant to an acquisition or merger of another company that is approved by the Board of Directors (not primarily for the purpose of obtaining cash);

(iv)  any securities issued upon the conversion of convertible securities or upon the exercise of rights, options or warrants or as dividends on the Company’s Series B Convertible Preferred Stock, in each case outstanding as of the First Tranche Closing Date, provided that such exercise, conversion or dividend occurs in accordance with the terms thereof without amendment or modification;

(v)   securities issued in connection with a bona fide joint venture, strategic partnership or strategic alliance approved by the Board of Directors, the primary purpose of which is not to raise capital;

(vi)  any Common Stock or Common Stock Equivalents issued upon exercise or conversion of the Preferred Stock, the Warrants or the Additional Warrants; and

(vii) any Common Stock or Common Stock Equivalents issued pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter in an aggregate offering amount greater than $20,000,000.

ARTICLE X

TERMINATION OF AGREEMENT

10.1         Termination.  This Agreement may be terminated on (or at such earlier time as provided below) or prior to (or such later time as provided below) the Outside Date:

(a)           by mutual written consent of the Company and each of the Purchasers;

(b)           at the election of the Company or both of the Purchasers by written notice to the other parties, if (i) any Governmental Authority shall have enacted, entered, promulgated, issued or enforced a final statute, rule, regulation, executive order, decree, ruling or injunction or taken any other final action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Second Tranche Closing Date shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this clause (ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Second Tranche Closing Date to occur on or before the Outside Date;

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

10.2         Survival.  If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article I, this Section 10.2, Section 10.3, Section 11.7, Section 11.11 and Section 11.12; provided, however, that, except for the payment of the Alternative Transaction Fee in accordance with Section 10.3 and the payment of fees and expenses pursuant to Section 11.12, none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 10.1(a) or Section 10.1(b); and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

10.3         Alternative Transaction Fee.  The Company agrees that, from the date hereof through the Second Tranche Closing Date or the termination of this Agreement, whichever occurs first, it will not initiate, solicit, encourage, discuss, negotiate or accept any offers from any third party or indicate any interest to any third party with respect to (i) the sale of capital stock of the Company, (ii) the sale of all or substantially all of the assets of the Company, (iii) any merger or consolidation of the Company with any other person or (iv) any material financing transaction (each, an “Alternative Transaction”); provided, however, that the Company may, if the Board of Directors of the Company determines in good faith, based upon the advice of its outside legal counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, participate in discussions regarding any such Alternative Transaction and furnish information with respect to the Company and its Subsidiaries pursuant to a customary confidentiality agreement. The Company agrees to notify the Purchasers promptly if any third party contacts the Company regarding any Alternative Transaction and to provide to the Purchasers such information with respect thereto as the Purchasers request. In the event that (i) (x) the Company terminates this Agreement for any reason, including the failure to obtain Stockholder Approval, or (y) any of the conditions to the obligations of the Purchasers set forth in Article V shall not be fulfilled prior to the Outside Date, and (ii) the Company enters into any binding or non-binding term sheet, letter of intent or agreement relating to an Alternative Transaction on or prior to July 19, 2008, then, at the election of RockPort, either (A) the Company shall pay an alternative transaction fee equal to, at the Company’s option, either $2,000,000 if paid in shares of Common Stock (based on the lower of the closing price of the Common Stock on the trading date preceding the Payment Date or the volume weighted average price of the Common Stock for the ten (10) Trading Days prior to the Payment Date) or $1,500,000 if paid in cash (in either case, the “Alternative Transaction Fee”) on the closing date of the Alternative Transaction (the “Payment Date”) or (B) the Company shall use its best efforts to provide the Purchasers with the opportunity to invest up to fifty percent (50%) of the aggregate amount being invested and on the same terms and conditions as the other investors or participants in such Alternative Transaction (any securities of the Company issued in connection therewith, the “Alternative Transaction Securities”); provided that if the Purchasers elect to invest in the Alternative Transaction in accordance with clause (B) of this sentence, but do not have the opportunity to so invest, the Purchasers shall be paid the Alternative Transaction Fee on the Payment Date. Such Alternative Transaction Fee shall be paid to the Purchasers pro rata based on their respective commitments set forth on Exhibit A hereto. The Company also shall be obligated to reimburse the Purchasers for their out-of-pocket fees and expenses as provided in Section 11.12. From and after the Payment Date, to the extent that the Alternative Transaction Fee has not been paid, the Company shall continue to be obligated to immediately pay the Alternative Transaction Fee and such payment will be made together with interest at 10% annual rate compounded daily beginning on the Payment Date and ending on the date of payment. Payments must be made by wire transfer of cash or other immediately available funds.

ARTICLE XI

MISCELLANEOUS

11.1         Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement.

11.2         Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

SatCon Technology Corporation

27 Drydock Avenue

Boston, MA  02110

Telephone: (617) 897-2400

Facsimile: (617) 897-2401

Attention:  David B. Eisenhaure

with a copy to:

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Telephone: (617) 310-6000

Facsimile: (617) 310-6001

Attention: Jonathan Bell, Esq.

if to the Purchasers:

to the address set forth under each Purchaser’s name on the signature pages hereto with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Telephone:  (415) 947-2000

Facsimile:  (415) 947-2099

Attention: Robert G. O’Connor, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 11.2 designate another address or Person for receipt of notices hereunder.

11.3         Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement or the other Transaction Documents to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

11.4         Amendment and Waiver.

(a)           No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Two-Thirds Interest and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

11.5         Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.6         Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.7         Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement, the other Transaction Documents, the Purchased Shares, the Warrants, the Additional Warrants and the Underlying Shares or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.8         Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.9         Rules of Construction.  Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

11.10       Approval or Waiver.  Whenever pursuant to any provision of this Agreement any consent, approval or waiver is required to be made or given by the Purchasers, including, without limitation, (i) the determination of the satisfaction or waiver of any condition pursuant to Article V, (ii) the approval of any amendment, supplement or modification of or to any provision of this Agreement pursuant to Section 11.4 and (iii) the approval of any publicity release or announcement pursuant to Section 11.13, such consent, approval or waiver shall be deemed made or given when made or given in writing by the Two-Thirds Interest; provided, that if any proposed waiver, amendment or departure by the Company or the Purchasers from the terms of any provision of this Agreement, or any other proposed action requiring the consent, approval or waiver by the Purchasers hereunder, would adversely affect the rights, preferences or privileges of any Purchaser disproportionately with respect to the rights, preferences and privileges of the other Purchasers, such Purchaser’s consent, approval or waiver shall be required.

11.11       Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings among the parties with respect to such subject matter.

11.12       Fees.  At each Closing, the Company shall reimburse each of the Purchasers for their reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the reasonable fees, disbursements and other charges of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Purchasers (the “Transaction Expenses”).

11.13       Publicity.  The initial publicity release or announcement concerning this Agreement and the transactions contemplated hereby shall be in a form mutually agreed by the parties hereto and shall be issued by the Company not later than 9:00 a.m. New York time on the first Business Day following the date of this Agreement. Except as may be required by applicable Requirements of Law, the parties agree that no other publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without prior approval thereof by the other parties hereto. If any public announcement is required by any applicable Requirement of Law or any listing agreement with any national securities exchange to be made by any party hereto (including without limitation any Form 8-K filing required by the SEC in connection with this Agreement and the transactions contemplated hereby), prior to making such announcement, such party will deliver a draft of such announcement to the other parties hereto and shall give the other parties reasonable opportunity to comment thereon (in any event, no less than two (2) Business Days advance opportunity). Notwithstanding the foregoing, the Company shall not publicly disclose the name of a Purchaser, or include the name of a Purchaser in any filing with the SEC, without the prior written consent of such Purchaser, except (i) as required by the Securities Act in connection with the registration statement(s) contemplated by the Registration Rights Agreement and (ii) to the extent that such disclosure is required by applicable laws, rules or regulations (as determined in a written opinion of counsel to the Company), in which case the Company shall provide the Purchaser with prior written notice of such disclosure.

11.14       Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock and Warrant Purchase Agreement on the date first written above.

COMPANY:

SATCON TECHNOLOGY CORPORATION

By:
Name:
Title:

[Signature Page to Stock and Warrant Purchase Agreement]

PURCHASER:

ROCKPORT CAPITAL PARTNERS II, L.P.

By: RockPort Capital II, LLC
Its: General Partner

By:
Name:
Title:

Address:
RockPort Capital Partners II, L.P.
160 Federal Street
18th Floor
Boston, MA 02110—1700
Phone: (617) 912-1420
Fax: (617) 912-1449

[Signature Page to Stock and Warrant Purchase Agreement]

PURCHASER:

NGP ENERGY TECHNOLOGY PARTNERS, L.P.

By: NGP ETP, L.L.C.
Its: General Partner

By:
Name:
Title:

Address:
NGP Energy Technology Partners, L.P.
1700 K Street NW, Suite 750
Washington, D.C. 20006
Phone: (202) 536-3920
Fax: (202) 536-3921

[Signature Page to Stock and Warrant Purchase Agreement]

Exhibit A

Schedule of Purchasers

FIRST TRANCHE CLOSING

Purchaser	Number of Shares of Series C Preferred Stock	Initial Number of Underlying Preferred Shares	Initial Number of Warrant Shares Underlying First Tranche Warrants	Closing Purchase Price*
RockPort Capital Partners II, L.P.	5,000	4,807,692	7,631,036	$5,000,000.00

NGP Energy Technology Partners, L.P.	5,000	4,807,692	7,631,036	$5,000,000.00

Subtotal – First Tranche:	10,000	9,615,384	15,262,072	$10,000,000.00

SECOND TRANCHE CLOSING

Purchaser	Number of Shares of Series C Preferred Stock	Initial Number of Underlying Preferred Shares	Initial Number of Warrant Shares Underlying Second Tranche Warrants	Closing Purchase Price*
RockPort Capital Partners II, L.P.	10,000	9,615,384	4,195,887	$10,000,000.00

NGP Energy Technology Partners, L.P.	5,000	4,807,692	253,580	$5,000,000.00

Subtotal – Second Tranche:	15,000	14,423,076	4,449,467	$15,000,000.00

TOTAL:	25,000	24,038,460	19,711,539	$25,000,000.00

* Method of payment to be indicated.

Please Note:  The number of Underlying Preferred Shares and Warrant Shares assumes that the anti-dilution provisions of the Series C Preferred Stock and the Warrants have not been triggered.